As filed with the Securities and Exchange Commission on December 19, 1996
						    Registration No.    -
==============================================================================

		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				   FORM S-3
			    REGISTRATION STATEMENT
				     UNDER
			  THE SECURITIES ACT OF 1933

			    ----------------------

			    PageMart Wireless, Inc.
	    (exact name of registrant as specified in its charter)

	      Delaware                                75-2575229
  (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)               Identification Number)

			 6688 North Central Expressway
				   Suite 800
			      Dallas, Texas 75206
				(214) 750-5809
 (Address, including zip code, and telephone number, including area code, of
		   registrant's principal executive offices)

			    Todd A. Bergwall, Esq.
			       Corporate Counsel
			    PageMart Wireless, Inc.
			 6688 North Central Expressway
				   Suite 800
			      Dallas, Texas 75206
				(214) 750-5809
 (Name and address, including zip code, and telephone number, including area
			  code, of agent for service)

			    ----------------------

				  Copies to:
			    Keith L. Kearney, Esq.
			     Davis Polk & Wardwell
			     450 Lexington Avenue
			   New York, New York 10017
				(212) 450-4000

			    ----------------------

       Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


		      CALCULATION OF REGISTRATION FEE
==============================================================================
					 Proposed     Proposed
Title of Each                            Maximum       Maximum
  Class of                   Amount      Offering     Aggregate     Amount of
Securities to                to be       Price Per     Offering   Registration
be Registered             Registered    Security(1)    Price(1)        Fee
------------------------------------------------------------------------------
Class A Common Stock.. 561,660 shares      $6.88      $3,864,221      $1,171
==============================================================================
(1) The price of $6.88 per share, which was the average of the high and low prices of the Common Stock on the NASDAQ Market System on December 13, 1996 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with
Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission acting pursuant to said Section 8(A) may determine.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
Issued December 19, 1996
				561,660 Shares
			    PAGEMART WIRELESS INC.

				 COMMON STOCK

			    ----------------------

	       This Prospectus relates to the issuance of 561,660 shares (the "Shares") of Class A Common Stock (the "Class A Common Stock") of PageMart Wireless, Inc. (the "Company"), which is not being underwritten, upon exercise of warrants (the "Warrants") previously issued to certain persons or entities described herein. All of the Shares are being sold by such persons or entities (the "Selling Shareholders"). The Warrants were issued and the Shares have been or will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being registered by the Company pursuant to registration rights granted to the Selling Shareholders in connection with the private placement of the Warrants.

	       The Shares may be offered by the Selling Shareholders from time to time in transactions on the NASDAQ National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular
broker-dealer might be in excess of  customary commissions).   See "Plan of
Distribution."

	       The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders.

	       The Class A Common Stock of the Company is traded on the NASDAQ National Market under the symbol "PMWI." On December 17, 1996, the last sale price for the Class A Common Stock as reported by NASDAQ was $6 7/8 per share.

			    ----------------------

	       The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

			    ----------------------

	       THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

			    ----------------------

	       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	       NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


			     TABLE OF CONTENTS

									 Page
									 ----

Prospectus Summary....................................................     3
Risk Factors..........................................................     7
Business..............................................................    14
Selling Shareholders..................................................    14
Plan of Distribution..................................................    18
Description of Capital Stock..........................................    19
Legal Matters.........................................................    23
Experts...............................................................    23
Available Information.................................................    23


		    INCORPORATION OF CERTAIN DOCUMENTS

	       The following documents or portions of documents filed by the Company (File No. 0-28196) with the Commission are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (b) Forms 10-K/A dated May 7, 1996 and May 21, 1996 amending the Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (d) Form 10-Q/A for the quarter ended March 31, 1996; (e) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (f) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and (g) the description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed May 31, 1996, including any amendments or reports filed for the purpose of updating such description.

	       All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.
Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

	       The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Kelly Prentiss, PageMart Wireless, Inc., at the Company's executive offices located at 6688 North Central Expressway, Suite 800, Dallas, TX 75206, (214) 750-5809.


			    PROSPECTUS SUMMARY

	       The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, the term "Company" refers to PageMart Wireless, Inc. and its consolidated subsidiaries. The Company has four classes of common stock outstanding. See "Description of Capital Stock." Certain of the information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its two-way messaging business and related financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."


				THE COMPANY

	       The Company is one of the fastest growing providers of wireless messaging services in the United States. The Company has grown to become the sixth largest paging carrier in the United States, based on 1,688,506 subscribers at September 30, 1996. The Company's number of subscribers has increased at annual growth rates of 180%, 136% and 60% in 1993, 1994 and 1995, respectively, as compared to an average annual growth rate of approximately
31 % for 1993 through 1995 for the paging industry. The Company has made no acquisitions, and all subscriber growth has been internally generated. The Company has invested heavily in order to achieve rapid growth in its subscriber base and, as a result, the Company has sustained net losses of $31.1 million, $45.8 million, $53.1 million and $35.7 million for 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively.

	       The Company offers local, multi-city, regional and nationwide paging and other one-way wireless services in all 50 states, covering 90% of the population of the United States. The Company also provides services in Puerto Rico, the U.S. Virgin islands and the Bahamas, and has recently initiated nationwide services in Canada. The Company employs a digital, state of the art transmission network that is 100% FLEX([Registered]) enabled, allowing the use of high speed messaging technology thereby providing increased transmission capacity.

Operating Strategy

	       The Company attributes the significant growth of its paging business to the successful implementation of its six operating principles:
(i) diversified distribution channels, (ii) nationwide common frequency, (iii) efficient network architecture, (iv) spectrum-rich frequency position, (v) centralized administration, and (vi) customer service capabilities.

      Diversified Distribution Channels. The Company utilized a number of distribution channels to market its products and services, including retail marketing, private brand strategic alliances and national sales offices.

	 Retail Marketing. The Company believes that it is a leading supplier of paging units to consumers through retail distribution channels. The Company has been selected as the pager supplier for a number of leading retail chains, including Office Depot Inc., Radio Shack, Federated Department Stores, Target Stores, Inc. and Best Buy, Inc.

	 Private Brand Strategic Alliances. The Company was one of the first paging companies to broaden its distribution reach by establishing strategic relationships with large communications providers. The Company has established strategic relationships with GTE Corporation, Southwestern Bell Mobile Systems, AT&T Wireless Services, Ameritech Mobile Services, Inc. and long distance reseller EXCEL Telecommunications, Inc.

	 National Sales Offices. The Company's national sales offices sell equipment and services through three distribution channels: direct sales, third-party resellers and local retailers. The Company has a direct sales force presence in approximately 80 Metropolitan Statistical Areas ("MSAs") through 64 offices.

      Management believes that a diversified approach to distribution is important to sustain growth as paging services more deeply penetrate the United States population, especially the consumer market. This diversification is a key element of the Company's strategy of expanding its subscriber base as rapidly as possible to increase cash flow through greater utilization of its nationwide wireless communications network. A diversified distribution strategy also provides a cost effective method for managing disconnection rates. The Company's average monthly disconnection rates for the twelve months ended December 31, 1994, December 31, 1995 and September 30, 1996 were 3.4%, 2.5% and 2.3% per month, respectively.

      Nationwide Common Frequency. The Company has constructed its nationwide messaging network on a common frequency. Use of a common frequency provides the Company with a number of important strategic advantages not available to many of its competitors, which operate on multiple frequencies across markets. The use of a common frequency enables the Company's customers to travel throughout the United States, Canada and the Bahamas while continuing to use the same messaging device. As a result, the Company is able to provide multi-city coverage customized to accommodate the customer's needs ("coverage on demand"). The common frequency also provides a competitive advantage to the Company when marketing its services to regional and national retailers and private brand strategic alliance partners. These distributors are able to buy the paging unit without being limited by where they can distribute the product or by the service they sell with the unit. This allows retailers and strategic partners to offer customers all service options while minimizing the number of stock keeping units ("SKUs") that the distributor must carry, thus reducing inventory carrying costs.

      Efficient Network Architecture. The Company is an industry leader in the implementation of advanced telecommunications technologies, including pioneering the use of direct broadcast satellite ("DBS") technology for paging. The Company's nationwide wireless transmission network is 100% controlled by DBS technology, which gives the Company a flexible, highly reliable and efficient network architecture. The use of DBS technology eliminates the need for expensive terrestrial radio frequency ("Rf") control links and repeater equipment while enabling the Company to provide a wide range of coverage options. The Company's network covers the top 300 MSAs across the United States, or approximately 90% of the total population in the United States, and is designed to serve a significantly larger subscriber base than the one currently served by the Company. The Company's wireless transmission network is 100% FLEX enabled, allowing the use of high speed FLEX protocol to transmit messages and maximize system capacity.

      Spectrum-Rich Frequency Position. The Company ranks among the top four paging carriers in the United States in licensed nationwide frequencies. The Company's exclusive frequency licenses include two nationwide paging frequencies and 150 kHz of nationwide Narrowband Personal Communications Service ("NPCS") frequency (the "NPCS Licenses"). The Company believes that this frequency has important strategic value because it may enable the Company to grow significantly its one-way subscriber base and to provide two-way messaging and other value-add services to its subscribers. As a result, the Company believes its spectrum-rich frequency position enables it to attract private brand strategic alliance partners.

      Centralized Administration. The Company has centralized customer service, information systems, inventory control and distribution, credit and collections, accounting and marketing functions. This centralized administration has enabled the Company to become one of the lowest cost providers of paging and other one-way wireless communications services in the United States. In addition, the administrative infrastructure is designed to support a significantly larger customer base than that currently served by the Company, which will allow it to realize additional operating efficiency as the Company continues to grow.

      Customer Service Capabilities. Management has focused on developing industry-leading customer service capabilities. The Company employs over 560 highly trained customer service personnel operating in state of the art call center facilities. Management believes that these services are an important factor in supporting and retaining its strategic partners, retailers and subscribers.

Financial Strategy

	       The Company's principal financial objectives are to (i) maximize profitability with respect to its existing subscriber base, as measured by operating profit before selling expenses per subscriber and (ii) grow the subscriber base on a cost efficient basis, as measured by selling expenses (including loss on equipment sales) per net subscriber addition. The Company achieves operating efficiency through its efficient transmission network, its nationwide common frequency and its centralized administration. The Company's operating profit before selling expenses per subscriber per month for the Company's one-way operations was $1.01, $1.45, $1.66 and $2.11 during each quarter of 1995, and was $2.20 during the quarter ended September 30, 1996, although on an overall basis the Company has sustained increasing net losses for each year of its operations. See "Risk Factors -- History of Operating Losses." The Company's selling expenses per net subscriber addition were $91, $81, and $91 in the years ended 1993, 1994 and 1995, respectively and were $85 for the nine months ended September 30, 1996.

	       The Company's operating model is unique in the industry in that it follows a strategy of selling rather than leasing messaging equipment to subscribers. As of September 30, 1996, approximately 98% of the Company's units were Customer Owned and Maintained ("COAM"). This COAM strategy results in the Company having much less capital invested in messaging equipment than other paging carriers, which lease messaging equipment to a majority of their subscribers. The Company believes that its COAM strategy, coupled with its network design, enables it to incur significantly lower capital expenditures, depreciation and amortization, and interest expense associated with serving subscribers than other companies. Management measures capital efficiency by the amount of capital employed per subscriber and believes capital efficiency is an important indicator of its financial performance. The Company's capital employed per subscriber was $42 and $40 at December 31, 1994 and 1995, respectively and was $49 at September 30, 1996.

	       The Company's strategy is to expand its subscriber base as rapidly as possible and, through a combination of scale, operating efficiency and capital efficiency, to provide a significant return on capital employed.

Two-Way Messaging Strategy

	       One of the Company's principal strategies is to become a leading provider of two-way messaging services in the United States. Management believes that the introduction of two-way messaging services may present significant future growth opportunities to the Company by enabling it to provide a new generation of advanced messaging services, including data messaging, stored voice messaging and other services, to new and existing subscribers.

	       The Company's two-way messaging strategy is founded on four principal competitive advantages: (i) nationwide spectrum, (ii) incremental introduction of technology, (iii) established diversified distribution channels, and (iv) operating efficiency.

	       Nationwide Spectrum. With the acquisition of the NPCS Licenses, the Company became one of four companies with 150 kHz or more of nationwide NPCS frequency. As a result, the Company is position to create a high capacity nationwide network capable of delivering local, multi-city, regional, or nationwide data and stored voice messaging services to a large number of subscribers.

	       Incremental Introduction of Technology. The Company intends to introduce two-way data services technology by initially building upon its one-way transmission network, enabling the Company to minimize the level of capital expenditures and investments. The Company may later assess the market for two-way stored voice service before making a determination to invest in its own two-way stored voice service network.

	       Established Diversified Distribution Channels. The Company plans to leverage its established diversified distribution channels to achieve efficient marketing of its two-way services.

	       Operating Efficiency. The Company expects to utilize its existing one-way network and centralized administration to minimize incremental costs of product and service expansion. Management believes that the Company's centralized customer service, information systems, inventory control and distribution, credit and collections, accounting and marketing organizations will be capable of supporting the Company's two-way strategy.

	       As a result of these operating advantages, the Company plans to provide a complete array of two-way data services at affordable prices that the Company believes should appeal to a large number of potential subscribers.

	       The Company began testing two-way data services in late 1996. Upon completion of testing, two-way data services are expected to be marketed on a city-by-city basis beginning in early 1997. Two-way data services may include guaranteed alphanumeric message delivery with acknowledgment and message with response capabilities. The Company plans to initially provide two-way stored voice services by reselling the services of another provider. The Company may later assess the market for two-way stored voice service before making a determination to invest in its own two-way stored voice service network.

International Expansion

	       The Company plans to provide messaging services in selected countries on a seamless international network. Management believes that its technology, operational structure and distribution strategies can be replicated in foreign countries to establish nationwide wireless networks. In each country in which the Company plans to offer paging and messaging services, the Company will seek to obtain a nationwide frequency common to at least one of the nationwide frequencies it holds in the United States in order to allow a single messaging device to be used in multiple countries. The Company expects to pursue international opportunities through minority interests in joint venture arrangements whereby the Company would contribute its expertise in designing and managing messaging services with minimal incremental capital investments.

	       The Company's international strategy is initially to pursue opportunities in North America, Latin America, and South America. One of the Company's affiliates, PageMart Canada Limited ("PageMart Canada"), has obtained a nationwide license in Canada based on a frequency common to one of its frequencies in the United States. PageMart Canada began providing service in the largest metropolitan areas in Canada to U.S. subscribers in March 1996 and to Canadian subscribers in April 1996. Through PageMart International, Inc., the Company owns 20% of the voting common stock of PageMart Canada. Additionally, PageMart International Inc. owns 33% of the voting common stock of PageMart Canada Holding ("Canada Holding") which owns the remaining 80% of the voting common stock of PageMart Canada. The Company also provides paging coverage in the Bahamas.

	       As a result of its business strategy, the Company has structured its business into three operating divisions: PageMart One-Way, PageMart Two-Way and PageMart International.

	       The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), Morgan Stanley Capital Partners III, L.P. ("MSCP III"), Morgan Stanley Capital Investors, L.P. ("MSCI"), Morgan Stanley Venture Capital Fund, C.V. ("MSVC"), Morgan Stanley Venture Capital Fund II, C.V. ("MSVC II"), MSCP 892 Investors, L.P. ("MSCP 892") and Morgan Stanley Venture Investors, L.P. ("MSVI") (collectively, the "Morgan Stanley Shareholders") currently own approximately 51.2% of the outstanding Common Stock of the Company and approximately 48.9% of the outstanding voting Common Stock. Certain of the Morgan Stanley Shareholders are Selling Shareholders hereunder. See "Selling Shareholders."


			       RISK FACTORS

	       Prior to making an investment decision, prospective investors should carefully consider, along with other matters referred to in this Prospectus, the specific factors set forth below.

History of Operating Losses

	       The Company has sustained losses from operating activities in each year of operations since its organization in 1989, including an operating loss of $9.2 million for the nine months ended September 30, 1996 and an aggregate of $81.7 million of operating losses for the three-year period ended December 31, 1995. The Company expects to continue to incur operating losses for the next several years. In addition, management anticipates that the Company's average monthly revenue per unit ("ARPU") will decline in the foreseeable future due to increased competition and a higher mix of subscribers added through private brand strategic alliance programs and third-party resellers, both of which yield lower ARPU. Although the Company's one-way operations generated $6.4 million of positive EBITDA for the first nine months of 1996, the Company has had negative EBITDA in each year of its operations, and negative EBITDA of $10.1 million for the year ended December 31, 1995. EBITDA is not derived pursuant to GAAP and therefore should not be construed as an alternative to operating income, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The calculation of EBITDA resulted principally from expenditures associated with the establishment of the Company's one-way operations infrastructure and the growth of its subscriber base. Although the Company expects that its one-way operations will continue to generate positive EBITDA, as the Company begins development and implementation of two-way messaging services, the Company will incur substantial additional operating losses and negative EBITDA during the start-up phase for two-way services.
Any positive cash flow from the Company's one-way operations will be used primarily to fund the Company's two-way operations for the next several years. There can be no assurance that the Company's consolidated operations will become profitable or have positive EBITDA or that its one-way operations will continue to generate positive EBITDA. If the Company cannot achieve operating profitability or positive EBITDA, it may not be able to make required debt service payments, and the Common Stock may have little or no value.

High Leverage; Restrictive Covenants

	       The Company is highly leveraged, primarily as a result of debt financing incurred to fund the construction of the Company's nationwide operations infrastructure, the growth of its subscriber base and to finance the acquisition of the NPCS Licenses. At September 30, 1996, the Company's long-term debt was $232.6 million and its stockholders' equity was $22.9 million. In addition, the accretion of original issue discount on the Company's outstanding indebtedness will cause an increase in indebtedness of $111.2 million by 2001. The Company's deficiency of earnings before fixed charges to cover fixed charges for the nine months ended September 30, 1996 was $35.7 million and for each of the three years ended December 31, 1993, 1994 and 1995, was $31.1 million, $45.8 million and $53.1 million, respectively.

	       The indenture pursuant to which the Company's 15% Senior Discount Notes due 2005 (the "15% Notes") were issued (the "15% Indenture") and the indenture pursuant to which the 12 1/4% Senior Discount Notes due 2003 (the "12 1/4% Notes") of the Company's operating subsidiary, PageMart, Inc. ("PageMart") were issued (the 12 1/4% Indenture") contain certain restrictive covenants. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of restricted subsidiaries, create liens, sell assets and engage in mergers and consolidations.

No Assurance That Growth Strategy Will Be Achieved

	       The successful implementation of the Company's one-way messaging services strategy to increase cash flow through the expansion of its subscriber base is necessary for the Company to meet its capital expenditures, working capital and debt service requirements. The Company expects to continue to incur operating losses for the next several years. The Company's strategy assumes that the paging and one-way wireless messaging industry will continue to grow rapidly, and that the Company will continue to grow substantially faster than the industry. The Company does not expect to continue to grow at its historical rate, and there can be no assurance that the Company will be able to achieve the growth contemplated by its business strategy. If such growth is not achieved, the Company may not be able to make required payments on its outstanding indebtedness and may have to refinance its outstanding indebtedness in order to repay such obligations. No assurance can be given that the Company will be able to refinance its outstanding indebtedness. In addition, as the Company begins development and implementation of two-way services, the Company expects to make substantial additional capital expenditures and sustain significant operating losses, which will require additional debt or equity financing from sources which may include joint venture arrangements. There can be no assurance that such financing will be available to the Company on reasonable terms, or at all. The Company will incur significant expenses and make substantial investments associated with its two-way services prior to the time any significant revenues from such services are generated. See "--Risks of Implementation and Financing of Two-Way Services."

Competitive Market

	       The Company faces significant competition in all of its markets. Many of the Company's competitors, which include regional and national paging companies and certain regional telephone companies, possess significantly greater financial, technical and other resources than the Company. If any of such companies were to devote additional resources to the paging or other wireless messaging businesses or focus its strategy on the Company's marketing and product niches, the Company's results of operations could be adversely affected. Some of these larger competitors may also be able to use their substantial financial resources to increase the already substantial pricing competition in the markets in which the Company operates, which may have an adverse effect on the Company's results of operations. For competitive and marketing reasons, the Company generally sells each new unit for less than its acquisition cost. In addition, a number of paging carriers have constructed or are in the process of constructing nationwide paging networks that offer services similar to the Company's services, including the provision of two-way messaging.

	       Industry reports indicate, and the Company believes, that the retail distribution of pagers has become increasingly common in the paging industry. Retail distribution is a key element of the Company's business strategy. Retail distributors have typically selected only one paging carrier for their stores, and the Company faces competition in its efforts to place units through retail distributors. If the Company is unable to maintain its current sales relationships with retail distributors or obtain new sales relationships with other retail distributors, it may not be able to achieve the growth contemplated by its business strategy.

Adverse Effect of Subscriber Disconnections

	       The results of operations of paging service providers such as the Company are significantly affected by subscriber disconnections. In order to realize net growth in units in service, disconnected users must be replaced, and additional users must be added. However, the sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers, and expenses associated with each new unit placement exceed the sales price and service initiation fee received by the Company. Because the paging business is characterized by high fixed costs, disconnections directly and adversely affect operating income.
In addition, because the Company plans to sell an increasing number of its units through retail distribution channels, the Company's overall rate of disconnections may increase since the Company expects that subscribers who purchase pagers through retail outlets will tend to cancel their subscriptions at a higher rate than subscribers obtained through other distribution channels. The Company's average monthly disconnection rates for the twelve months ended December 31, 1994, December 31, 1995 and September 30, 1996 were 3.4%, 2.5% and 2.3% per month, respectively. An increase in its rate of disconnections would adversely affect the Company's results of operations.

Risks of Implementation and Financing of Two-Way Services

	       In the FCC NPCS auctions, the Company acquired a total of 100 kHz of forward frequency and 50 kHz of return frequency nationwide. Specifically, the Company acquired a 50 kHz unpaired nationwide NPCS license (the "Nationwide Narrowband License") and five 50/50 kHz paired regional NPCS licenses (the "Regional Narrowband Licenses" or collectively, with the Nationwide Narrowband License, the NPCS Licenses). These acquired licenses could be utilized to offer two-way messaging services or, if two-way messaging services are not fully implemented, to expand the Company's existing one-way transmission capacity.

	       The development and implementation of two-way services will require the application of new technology and the construction of a transmission network, in addition to the network used in the Company's existing one-way messaging business. Existing two-way wireless data services have had only limited market acceptance. There can be no assurance that two-way services will be commercially viable, and the success of two-way services could be affected by matters beyond the Company's control such as the future cost of infrastructure and subscriber equipment, technological changes in wireless messaging services, marketing and pricing strategies of competitors, regulatory developments and general economic conditions.

	       Significant additional financing will be required to fund the construction of a transmission network for two-way services, other start-up costs and selling expenses. The Company anticipates investing $50 to $75 million through fiscal 1998 to test and construct a two-way transmission network. Thereafter, the Company anticipates that its two-way operations may require $100 to $150 million of additional investment to substantially complete the network buildout. The Company expects to require additional financing to complete the buildout, which may include entering joint venture arrangements, however there can be no assurance that sufficient financing will be available to the Company. The Company's ability to incur indebtedness is limited by the covenants contained in the 15% Indenture, the 12 1/4% Indenture and the Revolving Credit Agreement between the
Company and BT Commercial Corporation, as Agent, and Bankers Trust Company, as Issuing Bank that provides a $50 million revolving line of credit, and as a result, any additional financing may need to be equity financing. The Company does not anticipate any significant revenues from two-way services during 1996 or 1997.

Dependence on Key Personnel

	       The success of the Company will be dependent, to a significant extent, upon the continued services of the key executive officers of the Company. The Company does not have employment agreements with any of its current executive officers, although all current executive officers have entered into non-competition agreements with the Company. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have an adverse effect upon the Company's operations.

Technological Changes

	       The telecommunications industry is characterized by rapid technological change. Future technology advances in the industry may result in the availability of new services or products that could compete directly with the paging and other wireless messaging services that are currently provided or are being developed by the Company. Changes in technology could also lower the cost of competitive products and services to a level where the Company's products and services become less competitive or the Company is required to reduce the prices of its services. The Company expects to respond to technological changes by continuing to make investments in new and improved systems and related service capability.

	       Several wireless two-way communication technologies, including cellular telephone service, broadband personal communications services, specialized mobile radio, low-speed data networks and mobile satellite services, are currently in use or under development. Although these technologies are currently more expensive than paging services or are not yet broadly available, future implementation and technological improvements could result in increased capacity and efficiency for wireless two-way communication and, accordingly, could result in increased competition for the Company. Some of these service providers are bundling paging services with two-way voice service in a combined handset. Large manufacturers dominate technological development in the wireless communications industry, and changes in their methods of distributing one-way wireless messaging products could reduce the Company's access to technology and may have an adverse effect on the Company's operations. There can be no assurance that the Company will not be adversely affected by such technological change. See "--Dependence on Key Suppliers" and "Business--Competition."

Dependence on Key Suppliers

	       The Company does not manufacture any of the pagers used in its paging operations. The Company buys pagers primarily from Motorola, Inc. ("Motorola") as well as some other manufacturers and therefore is dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, the Company has acquired terminals and transmitters primarily through vendor financing agreements with Motorola and Glenayre Technologies, Inc. ("Glenayre") and thus is dependent on such manufacturers for sufficient terminals and transmitters to meet its expansion and replacement requirements. There can be no assurance that the Company will not experience significant delays in obtaining pagers, terminals or transmitters in the future. Although the Company has entered into a one-year pager supply agreement with Motorola, this agreement provides no assurance that Motorola will be able to fill the Company's orders in a timely manner.
In addition, there can be no assurance that either Motorola or Glenayre will enter into any new vendor financing agreements with the Company or that the terms and conditions of any new agreement will be as favorable to the Company as under past agreements. Although the Company believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that the Company would not be adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms.

Potential for Change in Regulatory Environment

	       The Company and the wireless communications industry are subject to regulation by the FCC and various state regulatory agencies. Under prior law and regulations, in situations involving mutually exclusive applications, FCC licenses were issued through a system of lotteries and comparative hearings. The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") amended the Communications Act of 1934, as amended (the "Communications Act"), to authorize the FCC to utilize a system of competitive auctions to issue licenses for the use of frequencies for which there are mutually exclusive applications, where the principal use of the license will be to offer service in return for compensation from subscribers. Implementation of the auction procedures has made expansion of the Company's operations more costly.

	       The Budget Act also amended the Communications Act by eliminating many of the regulatory distinctions governing mobile service providers. The FCC implemented the new law by creating a new regulatory category called "commercial mobile radio services" ("CMRS"), which includes most paging providers previously operating as either radio common carriers ("RCCs") or private carrier paging operators ("PCPs"), including the Company. The FCC has adopted new rules to govern regulation of this new category, which became effective in August 1996. As a result of the new rules, PCP licensees such as the Company have additional obligations. For example, these licensees must provide connection upon reasonable request, must not engage in any unreasonably discriminatory practices and will be subject to complaints regarding any unlawful practices. PCP licensees also are subject to provisions that authorize the FCC to provide remedial relief to an aggrieved party upon finding of a violation of the Communications Act and related consumer protection provisions.

	       As a result of the enactment of the Telecommunications Act of 1996 (the "1996 Act"), the Company may face additional financial obligations. In November 1996, in response to a directive in the 1996 Act, the FCC adopted new rules that govern compensation to be paid to pay phone providers. These rules are the subject of several judicial appeals. If the FCC rules ultimately are adopted, however, the cost of providing certain paging services, including 800 number paging, could increase. Also in response to changes made by the 1996 Act, the FCC currently is considering the adoption of new rules regarding payments by telecommunications firms into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers ("Universal Service"). Prior to the implementation of the 1996 Act, Universal Service obligations largely were met by local telephone companies. Under the proposed rules, all telecommunications carriers, including paging companies, will be required to contribute to the Universal Service fund. Payments into the fund will likely increase the cost of doing business, and could make the Company's services less competitive with other services.

	       From time to time, legislation and regulations which could potentially adversely affect the Company are proposed by federal and state legislators and regulators. Legislation is currently in effect in Texas requiring paging companies to contribute a portion of their taxable telecommunications revenues to a Telecommunications Infrastructure Fund created by the state legislature. Management does not believe that the Texas law will have a material adverse affect on the Company's operations and is not aware of any other currently pending legislation or regulations which will have a material adverse impact on the Company's operations. However, there can be no assurance that Federal or other state legislation will not be adopted, or that the FCC or the various state agencies will not adopt regulations or take other actions, that would adversely affect the business of the Company.

Restrictions on Foreign Ownership

	       Under existing law, except in extraordinary circumstances, no more than 25% of the Company's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, a foreign government or its representatives, or a foreign corporation. If the foreign ownership of the Company were to exceed 25%, the FCC could revoke the Company's FCC licenses if the FCC found the public interest would be served by such revocation, although the Company could seek approval from the FCC for the additional foreign ownership or take other actions to reduce the Company's percentage of foreign ownership in order to avoid the loss of its licenses. The Company's certificate of incorporation authorizes the Board of Directors to cause the Company to redeem its equity securities owned by foreigners at their then current market value (determined as set forth in the certificate of incorporation) in order to ensure compliance with the rules, regulations and policies of the FCC (the "FCC Rules"). Based on currently available information, the Company estimates that its foreign ownership is approximately 22%. However, this percentage is subject to change at any time upon any transfer of direct or indirect ownership of the Company's Common Stock. These restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. persons.

Risks of International Operations

	       The Company intends to continue to expand internationally. Recently, the Company was successful in obtaining licenses for frequencies with its foreign partners in Canada and the Bahamas. The Company may seek joint venture partners in certain other countries, in particular where domestic regulations prohibit foreign control of telecommunications companies. The Company will need to obtain licenses for frequencies in any foreign country in which it seeks to expand and, if the licenses are obtained, to construct or acquire a transmission network and thereafter to begin sales and marketing efforts. However, there can be no assurance that the Company will be able to obtain licenses in foreign countries, that it will be successful in finding joint venture partners or that its foreign operations, if established, will be profitable. Acquiring licenses, constructing or acquiring a transmission network and commencing operations could require the Company to provide funding for such operations and could require the Company to seek additional debt or equity capital. In countries where the Company is or may become a minority holder in a joint venture controlled by another party, such as the Company's existing joint venture in Canada, the success of such joint venture's operations will depend substantially on the efforts of the Company's venture partner and may be impeded if disputes arise between the parties.
International operations are subject to various risks not present in domestic operations such as fluctuations in currency exchange ratios, nationalization or expropriation of assets, import/export controls, political instability, variations in the protection of intellectual property rights, limitations on foreign investment, restrictions on the ability to convert currency and the additional expenses and risks inherent in conducting operations in geographically distant locations, with customers speaking different languages and having different cultural approaches to the conduct of business. To mitigate the effects of foreign currency fluctuations on the results of its foreign operations, the Company anticipates utilizing forward exchange contracts and engaging in other efforts to hedge foreign currency transactions. However, there can be no assurance as to the effectiveness of such mitigation efforts in limiting any adverse effects of foreign currency fluctuations on the Company's foreign operations and on the Company's overall results of operations.

Significant Ownership

	       The Morgan Stanley Shareholders currently own approximately 51.2% of the outstanding Common Stock (as defined below) of the Company and approximately 48.9% of the outstanding voting Common Stock. The general partner and/or the managing general partner of each of the general partner of the Morgan Stanley Shareholders is a wholly-owned subsidiary of Morgan Stanley Group Inc. ("MS Group"). Four of the nine directors of the Company are employees of a wholly-owned subsidiary of MS Group. As a result of its ownership interest in the Company and certain rights pursuant to the Amended and Restated Agreement among certain Stockholders dated as of May 10, 1996 (the "Stockholders Agreement"), among the Morgan Stanley Shareholders, the Company and certain other stockholders, the Morgan Stanley Shareholders have a significant influence over the affairs of the Company.

Potential Adverse Effect on Market Price Because of Shares Eligible for Future Sale

	       Of the 34,380,318 shares of Class A Common Stock which will be outstanding after consummation of the Offering, only the 6,000,000 shares offered in the initial public offering and the 561,660 shares being offered hereby will be eligible for immediate resale in the public market without restriction, except to the extent that any of such shares are acquired by an affiliate of the Company. The future sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price for Common Stock. The Company has granted all the investors party to the Stockholders Agreement certain registration rights with respect to the Common Stock owned by these investors. If these investors should sell a substantial amount of such Common Stock, the prevailing market price for the Common Stock could be adversely affected. The Company, these investors and the officers and directors of the Company have agreed not to sell any shares of the Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock without the consent of Morgan Stanley & Co. Incorporated ("MS & Co."). See "Shares Eligible for Future Sale."

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, By-laws and Delaware Law

	       Certain provisions of the Company's Certificate of Incorporation, By-laws and the Stockholders Agreement, as well as provisions of the Delaware General Corporation Law, may have the effect of delaying or preventing transactions involving a change of control of the Company, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. In particular, under the certificate of incorporation, the Board of Directors is authorized to issue one or more classes of preferred stock having such designations, rights and preferences as may be determined by the Board. See "Description of Capital Stock."

Potential Dilution of Voting Power Upon Conversion Into Class A Common Stock

	       As of December 1, 1996, there were 3,809,363 shares of Class B Common Stock ("Class B Common Stock") outstanding, 1,428,472 shares of Class C Common Stock ("Class C Common Stock") outstanding and 679,945 shares of Class D Common Stock ("Class D Common Stock," and, together with the Class A Common Stock, Class B Common Stock and Class C Common Stock, collectively, the "Common Stock") outstanding, representing, in the aggregate, approximately 14.9% of the total outstanding Common Stock (14.7% after giving effect to issuance of the Class A Common Stock offered hereby). Conversion of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock into shares of Class A Common Stock would result in a decrease in the voting power of the investors in the Class A Common Stock offered hereby, as well as holders of the previously outstanding Class A Common Stock. After giving effect to the Offering, if all such shares of Class B Common Stock, Class C Common Stock and Class D Common Stock were so converted, the holders of such newly converted Class A Common Stock would own approximately 14.7% of the outstanding Class A Common Stock. Although shares of Class D Common Stock are freely convertible into Class A Common Stock, shares of Class B Common Stock and Class C Common Stock are by their terms convertible into Class A Common Stock only so long as the aggregate percentage of shares of Class A Common Stock owned by certain holders remains below a certain level. See "Description of Capital Stock--Common Stock." The Morgan Stanley Shareholders have informed the Company that any conversion of their shares of Class B Common Stock into Class A Common Stock will be solely to maintain their current level of ownership of voting Common Stock.

				THE COMPANY

	       The Company was incorporated in Delaware on November 29, 1994 as a wholly-owned subsidiary of PageMart, Inc. Effective January 19, 1995, PageMart, Inc. merged with a wholly-owned subsidiary of the Company, pursuant to which PageMart, Inc. was the surviving corporation (the "Reorganization"). As part of the Reorganization, each share of outstanding common stock of PageMart, Inc. was converted into the right to receive one share of Common Stock of the Company. Upon consummation of the Reorganization, the stockholders of PageMart had the same ownership interest in the Company as they had in PageMart, and the Company owned all of the capital stock of PageMart. On December 28, 1995, the name of the Company was changed from PageMart Nationwide, Inc. to PageMart Wireless, Inc.

	       The Company's executive offices are located at 6688 North Central Expressway, Suite 800, Dallas, Texas 75206, its telephone number is
(214) 750-5809 and its fax number is (214) 987-2029.

				 BUSINESS

General

	       The Company is one of the fastest growing providers of wireless messaging services in the United States. Since commencing operations in 1990, the Company has grown to become the sixth largest paging carrier in the United States, based on 1,688,506 subscribers at September 30, 1996. The Company's number of subscribers has increased at annual growth rates of 180%, 136% and 60% in 1993, 1994 and 1995, respectively, as compared to an average annual growth rate of approximately 31% for 1993 through 1995 for the paging industry. The Company has made no acquisitions, and all subscriber growth has been internally generated. The Company has invested heavily in order to achieve rapid growth in its subscriber base and, as a result, the Company has sustained net losses of $31.1 million, $45.8 million, $53.1 million and $35.7 million for 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively.

	       The Company offers local, multi-city, regional and nationwide paging and other one-way wireless services in all 50 states, covering 90% of the population of the United States. The Company also provides services in Puerto Rico, the U.S. Virgin Islands and the Bahamas, and has recently initiated nationwide services in Canada. The Company employs a digital, state of the art transmission network that is 100% FLEX enabled, allowing the use of high speed messaging technology, thereby providing increased transmission capacity.


			   SELLING SHAREHOLDERS

	       The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Class A Common Stock owned by each of the Selling Shareholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

	       The Shares being offered by the Selling Shareholders were acquired from the Company under warrants to purchase shares of Class A Common Stock of the Company (the "Warrants") at a purchase price of $3.26 per share. The Class A Common Stock was or will be issued pursuant to an exemption from the registration requirements of the Securities Act. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company.

	       Each Selling Shareholder that purchased Shares pursuant to the Warrant Agreement represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing the Shares. The Company has filed with the Commission, under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the NASDAQ National Market or in privately-negotiated transactions and has agreed to use its best efforts to keep such Registration Statement effective until the earlier of (i) such date as all of the Shares have been resold or (ii) 90 days from the date such Registration Statement becomes effective.

	       The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:


					   Number of Shares
				     Owned Prior to Offering (1)                            Ownership After Offering(1)
				  ------------------------------                          ------------------------------
									  Number of
     Name and Address of            Number of                              Shares           Number of
     Selling Shareholders             Shares            Percent         Being Offered         Shares           Percent
     --------------------         ------------       ------------       -------------     ------------      ------------

Frisco Inc.
c/o Montreal Trust Co.
1800 McGill College Ave.,
 4th Floor (Pensions)
Montreal, Quebec H3A 3K9......          2,070                *               2,070                 0                *

General Motors Retirement
 Program for Salaried
 Employees High Yield
 Account
c/o Prudential Investments
2 Gateway Center
McCarter Hwy & Mkt. St.
Newark, NJ 07102-5096.........          9,200                *               9,200                 0                *

The High Yield Income Fund, Inc.
c/o Prudential Investments
2 Gateway Center
McCarter Hwy & Mkt. St.
Newark, NJ 07102-5096.........          8,100                *               4,600             3,500                *

William C. Miller
c/o Montreal Trust Co.
1800 McGill College Ave.,
 4th Floor (Pensions)
Montreal, Quebec H34 3K9......          2,530                *               2,530                 0                *

William C. Miller IV
191 E. Linden Avenue
Englewood, NJ 07631-3621......          4,600                *               4,600                 0                *

Mitchell Hutchins Asset
 Management
1285 6th Ave.
New York, NY 10019............         34,500                *              34,500                 0                *

Morgan Stanley & Co.,
 Incorporated
1 Pierrepont Plaza
Brooklyn, N.Y. 11201(2).......        445,160              1.3%            144,440           300,720                *

The Prudential Series Fund,
 Inc. High Yield Bond
 Portfolio
c/o Prudential Investments
2 Gateway Center
McCarter Hwy & Mkt. St.
Newark, NJ 07102-5096.........         22,325                *               9,200            13,125                *

Putnam Capital Manager
 Trust-PCM Diversified
 Income Fund
25 Braintree Hill Office Park
Braintree, MA 02184...........            460                *                 460                 0                *

Putnam Capital Manager
 Trust-PCM High Yield
 Fund
25 Braintree Hill Office Park
Braintree, MA 02184...........          7,130                *               7,130                 0                *

Putnam Diversified Income
 Trust
25 Braintree Hill Office Park
Braintree, MA 02184...........         13,800                *              13,800                 0                *

Putnam High Yield
 Advantage Fund
25 Braintree Hill Office Park
Braintree, MA 02184...........         33,580                *              33,580                 0                *

Putnam High Yield Managed
 Trust
25 Braintree Hill Office Park
Braintree, MA 02184...........          9,200                *               9,200                 0                *

Putnam High Yield Trust
25 Braintree Hill Office Park
Braintree, MA 02184...........         72,220                *              72,220                 0                *

Putnam Master Income Trust
25 Braintree Hill Office Park
Braintree, MA 02184...........          5,290                *               5,290                 0                *

Putnam Master Intermediate
 Income Trust
25 Braintree Hill Office Park
Braintree, MA 02184...........          1,840                *               1,840                 0                *

Putnam Premier Income Trust
25 Braintree Hill Office Park
Braintree, MA 02184...........         12,880                *              12,880                 0                *

S.B. Diversified Strategic
 Income Portfolio
c/o Tim Mohan
Smith Barney
388 Greenwich Street
New York, NY 10013............         42,090                *              42,090                 0                *

Smith Barney
388 Greenwich Street,
 23rd Floor
New York, NY 10013............        119,830                *             119,830                 0                *

State Street Research Equity
 Income Fund
State Street Research
One Financial Center, 30th Fl.
Boston, MA 02111..............          3,450                *               3,450                 0                *

State Street Research High
 Income Fund
State Street Research
One Financial Center, 30th Fl.
Boston, MA 02111..............         21,850                *              21,850                 0                *

State Street Research
 Managed Assets
State Street Research
One Financial Center, 30th Fl.
Boston, MA 02111..............          2,300                *               2,300                 0                *

Thames Corp. Seven
c/o Lee Ludwig
The Bank of New York
One Wall Street
New York, NY 10286............          4,600                *               4,600                 0                *

 TOTAL........................        879,005               2.6%           561,660           317,345               0.9%

----------
*  Less than 1%

(1) Based upon 33,818,658 shares of Class A Common Stock outstanding on December 1, 1996 and 561,660 shares of Class A Common Stock issuable upon exercise of the Warrants. This Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Class A Common Stock.

(2) MS & Co. is a wholly-owned subsidiary of MS Group. Four of the nine directors of the Company are employees of MS & Co. The general partner and/or the managing general partner of each of the general partners of the Morgan Stanley Shareholders is a wholly-owned subsidiary of MS Group. See "Risk Factors--Significant Ownership."


			   PLAN OF DISTRIBUTION

	       The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

	       In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

	       The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

	       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

	       The Shares are issuable upon the exercise of warrants originally issued to the Selling Shareholders pursuant to an exemption from the registration requirements of the Securities Act. The Company agreed to register the Shares under the Securities Act, and pay all reasonable fees and expenses incident to the filing of this Registration Statement.


		       DESCRIPTION OF CAPITAL STOCK
General

	       The following summary of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), and the laws of the State of Delaware.

	       The Certificate authorizes the issuance of 85,000,000 shares of Capital Stock, consisting of 60,000,000 shares of Class A Common Stock, 12,000,000 shares of Class B Common Stock, 2,000,000 shares of Class C Common Stock, 1,000,000 shares of Class D Common Stock and 10,000,000 shares of preferred stock. As of December 1, 1996, 33,818,658 of the authorized shares of Class A Common Stock were outstanding, 3,809,363 of the authorized shares of Class B Common Stock were outstanding, 1,428,472 of the authorized shares of Class C Common Stock were outstanding, 679,945 of the authorized shares of Class D Common Stock were outstanding and none of the authorized shares of Preferred Stock were outstanding. As of December 1, 1996, there were 192 holders of Class A Common Stock, eight holders of Class B Common Stock, two holders of Class C Common Stock and one holder of Class D Common Stock. As of December 1, 1996, 3,429,640 shares of Class A Common Stock were reserved for issuance upon exercise of outstanding stock options, 627,900 shares of such stock were reserved for issuance upon exercise of the Warrants, 714,286 shares of such stock were reserved for issuance upon conversion of securities by unaffiliated third-party Canadian stockholders of Canada Holding and 206,748 shares of such stock were reserved for issuance on exercise of the warrants issued to Mitsui Co., Ltd. in 1995 (the "Mitsui Warrants").

Common Stock

	       Class A Common Stock. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held on each matter submitted to a vote of stockholders, including the election of directors. Holders of Class A Common Stock are not entitled to cumulative voting. Shares of Class A Common Stock have no preemptive or other subscription rights and are convertible (except as provided in the Stockholders Agreement) (i) by the Morgan Stanley Shareholders into an equal number of Class B Common Stock and (ii) by J. P. Morgan Capital Corporation and BT Investment Partners, Inc. (together, the "Regulated Shareholders") into an equal number of shares of Class C Common Stock.

	       Class B Common Stock. Holders of the Class B Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as otherwise required by law and (ii) that the holders of Class B Common Stock shall have the right to vote as a class on any amendment, repeal or modification to the Certificate that adversely affects the powers, preferences or special rights of the holders of such class. Shares of Class B Common Stock have no preemptive or other subscription rights and are convertible into an equal number of shares of Class A Common Stock (x) at the option of the holder thereof to the extent the Morgan Stanley Shareholders do not, in the aggregate, own more than 49% of the outstanding shares of Class A Common Stock and (y) automatically upon the transfer by any Morgan Stanley Shareholder of such shares to a person that is not a Morgan Stanley Shareholder or an affiliate of a Morgan Stanley Shareholder.

	       Class C Common Stock. Holders of the Class C Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as otherwise required by law and (ii) that the holders of Class C Common Stock shall have the right to vote as a class on any amendment, repeal or modification to the Certificate that adversely affects the powers, preferences or special rights of the holders of such class. Shares of Class C Common Stock have no preemptive or other subscription rights and are convertible, at the option of the holder thereof, into an equal number of shares of Class A Common Stock but only to the extent such holder and its affiliates would not, as a result of such conversion, own, control or have the power to vote a greater number of shares of Class A Common Stock than such holder and its affiliates are permitted to own, control or have the power to vote under Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. part 225) ("Regulation Y").

	       Class D Common Stock. Holders of the Class D Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as otherwise required by law and (ii) that the holders of Class D Common Stock shall have the right to vote on any merger, consolidation or disposition of asset that requires stockholder approval under Delaware law, in which case holders of Class D Common Stock shall vote (at a rate of one vote per share of Class D Common Stock held) with holders of Common Stock as a single class on such matters unless otherwise required by law. Shares of Class D Common Stock have no preemptive or other subscription rights and are convertible, at the option of the holder thereof, into an equal number of shares of Class A Common Stock at any time.

	       Conversion of the Class B Common Stock, the Class C Common Stock and the Class D Common Stock into shares of Class A Common Stock would result in a decrease in the voting power of the holders of the previously outstanding Class A Common Stock and the holders of the Class A Common Stock offered hereby.

	       Dividends. All holders of Common Stock are entitled to receive such dividends or other distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor, subject to the prior rights of any preferred stock then outstanding, and to share equally, share for share, in such dividends or other distributions as if all shares of Common Stock were of a single class. Dividends or other distributions declared or paid in shares of Common Stock, or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, are payable to all of the holders of Common Stock ratably according to the number of shares held by them, in shares of Class A Common Stock to holders of that class of stock, Class B Common Stock to holders of that class of stock, Class C Common Stock to holders of that class of stock, and Class D Common Stock to holders of that class of stock.

	       Liquidation. Subject to the prior rights of holders of all classes of stock outstanding having prior rights with respect to the assets of the Company, upon the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably according to the number of shares held by them in all assets remaining available for distribution to stockholders.

	       Full Payment and Nonassessability. All outstanding shares of Common Stock are, and the shares to be issued by the Company in connection with the exercise of the Warrants will be, fully paid and nonassessable.

Preferred Stock

	       The Board of Directors, without further stockholder authorization, is authorized to issue additional shares of preferred stock in one or more class or series and to fix the rights, preferences and privileges of each additional class or series, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, including preferences over the Common Stock. The issuance of any of such preferred stock may have the effect of delaying or preventing transactions involving a change of control of the Company, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of the stockholders to approve transactions that they deem to be in their best interests.

Certain Redemption Rights

	       Under the Certificate, the Company has the right to redeem outstanding shares of its capital stock if the Board of Directors determines that such redemption is necessary to prevent the loss or secure the reinstatement of any governmental license or franchise held by the Company at a price equal to the current market value of such shares (as determined in accordance with the Certificate). For example, if at any time the percentage of the Company's outstanding capital stock owned by persons or entities that are not U.S. persons under the FCC rules ("Non-U.S. Persons") were to exceed 25%, the Company could redeem shares of the Company's capital stock held by Non-U.S. Persons. If the Company were to redeem shares of its stock in order to comply with regulatory restrictions, the shares to be redeemed would be selected in a manner determined by the Board of Directors, which may include selection first of the most recently purchased shares, selection by lot or selection in any other manner determined by the Board of Directors. Based on currently available information, the Company estimates that its percentage of foreign ownership is approximately 22%.

Warrants

	       In 1993, the Company issued the Warrants to purchase Common Stock at an exercise price of $3.26 per share as part of the placement of the 12 1/4% Notes. The Warrants are currently exercisable for 627,900 shares of Class A Common Stock. In 1995, the Company issued to Mitsui Co., Ltd. the Mitsui Warrants to purchase Common Stock at an exercise price of $10.00 per share. The Mitsui Warrants may be exercised in whole or in part starting on March 20, 1997 and until March 20, 2005. The Mitsui Warrants will be exercisable for 206,748 shares of Class A Common Stock. The number of shares covered by the Warrants and the Mitsui Warrants may be adjusted on the occurrence of certain events, specifically including, in the case of the Warrants, the issuance of securities of the Company at less than fair market value (as defined therein), or certain dividends, distributions or recapitalization with respect to the Class A Common Stock. See "Shares Eligible for Future Sale."

Limitation on Directors' Liability

	       The Certificate provides that the Company's directors are not liable to the Company or its stockholders for monetary damages (for breach of their fiduciary duties to the fullest extent permitted by Delaware law. Under existing Delaware law, directors would not be liable except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived improper personal benefit. The inclusion of this provision in the Certificate may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or the Company from bringing a lawsuit against directors of the Company for breach of their duty of care. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission.

Delaware Takeover Statute

	       Section 203 of the Delaware Corporation Law, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation with the corporation for a three-year period following the date that such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder", (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder", the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include
(x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

	       These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to its Certificate or bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the by-laws presently exclude the Company from the restrictions imposed by Section 203.

Registrar and Transfer Agent

	       KeyCorp Shareholder Services, Inc., is the Registrar and Transfer Agent for the Company's Class A Common Stock.


		      SHARES ELIGIBLE FOR FUTURE SALE

	       Upon completion of the Offering, the Company will have outstanding 40,298,098 shares of Common Stock. Upon completion of the Offering, the Company will have outstanding 34,380,318 shares of Class A Common Stock, 3,809,363 shares of Class B Common Stock, 1,428,472 shares of Class C Common Stock, and 679,945 shares of Class D Common Stock. See "Principal Stockholders." Shares of Class B, C and D Common Stock are convertible, subject to certain ownership and regulatory restrictions, at the option of the holder into an equal number of shares of Class A Common Stock. Shares of Class A Common Stock held by the Morgan Stanley Shareholders are convertible into an equal number of shares of Class B Common Stock and shares of Class A Common Stock held by the Regulated Shareholders are convertible into an equal number of shares of Class C Common Stock. The Company has outstanding 3,429,640 options to purchase shares of Class A Common Stock pursuant to the Stock Option Plan. In 1995, 36,654 shares of Class A Common Stock were issued upon the exercise of options granted pursuant to the Stock Option Plan. Approximately 32,387 of such shares were registered pursuant to a Form S-8 registration statement. However, the shares registered under the Form S-8 are subject to certain transfer restrictions contained in the stock purchase agreement executed by each optionee upon exercise of each option. In addition, 66,240 shares of Common Stock, other than the shares offered hereby, are issuable upon the exercise of outstanding warrants. See "Description of Capital Stock." Only the 6,000,000 shares sold in the initial public offering, and the shares offered hereby, will be freely transferable in the United States without restriction under the Securities Act unless such shares of Common Stock are hold by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act). Any such affiliate will be subject to the resale limitations of Rule 144 adopted under the Securities Act in the event such affiliate desires to publicly dispose of such shares. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, such as the exemptions provided by Rule 144 and Rule 144A.

	       In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned "restricted securities" for at least two years will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 402,981 shares) and (ii) the average weekly trading volume in the Common Stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted securities pursuant to Rule 144(k) without regard to the limitations described above, provided that three years have expired since the later of the date on which such restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. The Commission has proposed reducing the periods of beneficial ownership of "restricted securities" required by Rule 144. Under the proposal, persons who have beneficially owned restricted securities for at least one year instead of two years as currently required, would be able to resell such securities by complying with the volume limitations described above. In the case of a person who is not deemed to be an affiliate of the Company during the preceding three months, the proposal would permit sales without regard to the limitations described above as long as such person had held the securities for a least two years, instead of three years as currently required. There can be no assurance that the proposed revisions to Rule 144 will be adopted by the Commission.


			       LEGAL MATTERS

	       Certain legal matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for the Company by Davis Polk & Wardwell, New York, New York.


				  EXPERTS

      The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein, in reliance upon the authority of said firm as experts in giving said reports.


			   AVAILABLE INFORMATION

	       This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

	       The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates and may be accessed electronically by means of the Commission's home page on the Internet at http:/www.sec.gov. The Company's Common Stock is quoted on the NASDAQ National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


				  PART II

		  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	       The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the registration fee.


	       Registration fee...............       $1,171
	       Legal fees and expenses........      $35,000
	       Accounting fees and expenses...       $7,500
		     Total....................      $43,671


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

	       Section 145 of the General Corporation Law of the State of Delaware permits the Company, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or entity at the request of the Company.
Article IX, Section B of the Company's Restated Certificate of Incorporation provides for full indemnification of its officers, directors, employees and agents to the extent permitted by Section 145.

	       The Company provides insurance from commercial carriers against certain liabilities incurred by the directors and officers of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

	 Exhibits.


Exhibit
 Number
-------

   5.1 Opinion of Davis Polk & Wardwell with respect to the Common Stock being registered.

  23.1 Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

  23.2    Consent of Arthur Andersen LLP.

  24.1 Power of Attorney (Included in Part II of this Registration Statement under the caption "Signatures").


ITEM 17. UNDERTAKINGS.

	       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	       The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

	       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


				SIGNATURES

	       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 19th day of December, 1996.

					  PAGEMART WIRELESS, INC.


					  By: /s/ JOHN D. BELETIC
					      ------------------------------
					      Chairman, President and Chief
					      Executive Officer

	       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Beletic and G. Clay Myers, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and related registration statements (or amendments thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

	       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                            Title                       Date
---------                            -----                       ----

/s/ John D. Beletic           Chairman, President and
----------------------------    Chief Executive Officer
    John D. Beletic             (Principal Executive
				Officer)                     December 19, 1996

/s/ G. Clay Myers             Vice President, Finance,
----------------------------    Chief Financial Officer
    G. Clay Myers               and Treasurer (Principal
				Financial and Accounting
				Officer)                     December 19, 1996

/s/ Frank V. Sica             Director                       December 19, 1996
----------------------------
    Frank V. Sica

/s/ Guy L. de Chazal          Director                       December 19, 1996
----------------------------
    Guy L. de Chazal

/s/ Arthur Patterson          Director                       December 19, 1996
----------------------------
    Arthur Patterson          Director                       December 19, 1996

    Andrew C. Cooper          Director                       December 19, 1996
----------------------------
    Andrew C. Cooper

/s/ Roger D. Linquist         Director                       December 19, 1996
----------------------------
    Roger D. Linquist

/s/ Leigh J. Abramson         Director                       December 19, 1996
----------------------------
    Leigh J. Abramson

/s/ Alejandro Perez Elizondo  Director                       December 19, 1996
----------------------------
    Alejandro Perez Elizondo

/s/ Pamela D.A. Reeve          Director                      December 19, 1996
----------------------------
    Pamela D.A. Reeve